Exhibit 99.2

CORONUS SOLAR INC.
(formerly, InsightfulMind Learning, Inc.)

Suite 300 - 1055 West Hastings Street Vancouver, B.C. V6E 2E9 Canada	Telephone 604-609-6152 Facsimile 604-684-6024 www.insightfulmind.com

NEWS RELEASE For Immediate Release	OTCBB - IMNDF
CLOSING OF ACQUISITION OF CORONUS ENERGY CORP.

Vancouver, B.C. – November 6, 2009 – Jeff Thachuk, President of Coronus Solar Inc. (formerly, InsightfulMind Learning, Inc.) (the “Company”) announced today that, further to the Company's News Release of August 11, 2009, the Company has completed, effective November 2, 2009, the acquisition (the "Acquisition") of all of the issued and outstanding shares of Coronus Energy Corp. ("Coronus SubCo"), a start-up stage company founded to deploy and operate utility-scale solar power systems in the State of California, in consideration of the Company issuing 1,000,000 commons shares at a deemed price of US $0.05 per share to Mark Burgert. The terms of the Acquisition were approved by the Shareholders of the Company at the Company's annual and special general meeting held on October 13, 2009. In addition, the Company has issued Mr. Burgert 75,000 incentive stock options, exercisable at US $0.13 per share until April 22, 2015 and 100,000 incentive stock options, exercisable at US $0.13 per share until March 31, 2016.

As previously announced, in connection with the closing of the Acquisition, all 4,525,000 common shares of the Company collectively held between Messrs. Thachuk and Burgert following the Acquisition have be placed into voluntary escrow, to be released to each of them on the basis of one common share each for each $1.00 earned in revenue by the Company on a consolidated basis.

With the completion of the Acquisition, the Company will now focus its efforts on the business of Coronus Subco.

Mr. Thachuk further announced that effective November 3, 2009, the Company has changed it's name (the “Name Change”) from InsightfulMind Learning, Inc. to Coronus Solar Inc., and split it's common stock (the “Stock Split”) on the basis of two post-split common share for each one pre-split common

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share. Shareholder approval for the Name Change and Stock Split was obtained at the Company's October 13, 2009 annual and special general meeting.  The figures set forth above do not reflect the 2 for 1 stock split.

On behalf of the Board of Directors,
Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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